T. Rowe Price State Tax-Free Income Trust

                       SPECIAL MEETINGS OF SHAREHOLDERS

In accordance with Rule 30e-1(b) under the Investment Company Act of 1940, T. Rowe Price State Tax-Free Income Trust (the "Trust") is required to furnish certain information regarding any matters submitted to a vote of the shareholders of any of the Trust’s sub-trusts. Shareholders of record of the Georgia Tax-Free Bond, Maryland Short-Term Tax-Free Bond, Maryland Tax-Free Bond, Maryland Tax-Free Money, New Jersey Tax-Free Bond, New York Tax-Free Bond, New York Tax-Free Money, and Virginia Tax-Free Bond Funds (the “Funds”), as of the close of business on May 30, 2017, were notified that a Special Meeting of Shareholders (the "Meeting") would be held at T. Rowe Price, 100 East Pratt Street, Baltimore, Maryland, on Wednesday, July 26, 2017, at 8:00 a.m. Shareholders of the Funds voted separately on a proposal to approve the redomiciliation and reorganization of the Trust and each of its Funds into a newly-established Maryland corporation and series thereunder. The number of shares outstanding on the record date and the shares present at the meeting by proxy of the Funds were as follows:

Fund	Shares Outstanding on Record Date	Shares Present By Proxy	% of Shares Entitled to Vote
Georgia Tax-Free Bond	27,400,917.897	17,522,195.759	63.947
Maryland Short-Term Tax-Free Bond	37,562,702.810	20,804,167.831	55.385
Maryland Tax-Free Bond	207,572,207.114	123,959,172.787	59.719
Maryland Tax-Free Money	79,948,319.641	63,867,846.092	79.886
New Jersey Tax-Free Bond	31,890,288.809	17,614,453.390	55.235
New York Tax-Free Bond	41,132,076.692	22,630,560.024	55.019
New York Tax-Free Money	54,971,531.537	30,977,508.565	56.352
Virginia Tax-Free Bond	99,886,737.520	60,312,391.744	60.381

The voting results of the Meeting are outlined as follows:

Fund	Number of Shares Voting
Georgia Tax-Free Bond	For	16,908,775.781
	% of Shares Voted	96.499
	Against	350,632.280
	% of Shares Voted	2.001
	Abstain	262,787.699
	% of Shares Voted	1.500
Maryland Short-Term Tax-Free Bond	For	19,668,017.366
	% of Shares Voted	94.539
	Against	690,728.101
	% of Shares Voted	3.320
	Abstain	445,422.364
	% of Shares Voted	2.141
Maryland Tax-Free Bond	For	116,926,561.604
	% of Shares Voted	94.327
	Against	2,657,031.893
	% of Shares Voted	2.143
	Abstain	4,375,579.290
	% of Shares Voted	3.530
Maryland Tax-Free Money	For	59,789,784.088
	% of Shares Voted	93.615
	Against	2,929,728.673
	% of Shares Voted	4.587
	Abstain	1,148,333.331
	% of Shares Voted	1.798
New Jersey Tax-Free Bond	For	16,764,655.694
	% of Shares Voted	95.176
	Against	410,453.768
	% of Shares Voted	2.330
	Abstain	439,343.927
	% of Shares Voted	2.494
New York Tax-Free Bond	For	20,680,777.564
	% of Shares Voted	91.384
	Against	769,973.805
	% of Shares Voted	3.402
	Abstain	1,179,808.656
	% of Shares Voted	5.213
New York Tax-Free Money	For	28,453,978.194
	% of Shares Voted	91.854
	Against	1,265,198.279
	% of Shares Voted	4.084
	Abstain	1,258,332.092
	% of Shares Voted	4.062
Virginia Tax-Free Bond	For	56,432,267.883
	% of Shares Voted	93.567
	Against	1,720,610.392
	% of Shares Voted	2.853
	Abstain	2,159,513.469
	% of Shares Voted	3.581